WHERE THE PROS GO TO GROW

Employment Contract

This contract, dated on the **24** day of **May** in the year **2021**, is made between GrowGeneration [the Company or the Employer] and **PAUL RUTENIS** [the Employee] of the State of COLORADO. This document constitutes an employment agreement between these two parties and is governed by the laws of the state of COLORADO.

WHEREAS the Employer desires to retain the services of the Employee, and the Employee desires to render such services, these terms and conditions are set forth.

IN CONSIDERATION of this mutual understanding, the parties agree to the following terms and conditions:

1. Employment

Employment will begin **Monday, June 21, 2021** pending a clear background check. The Employee agrees that he or she will faithfully and to the best of their ability carry out the duties and responsibilities communicated to them by the Employer. The Employee shall comply with all company policies, rules, and procedures at all times. The employment term will be for no less than **THREE (3)** years.

2. Position

As **Chief Merchandise Officer/CMO,** for GrowGeneration, it is the duty of the Employee to perform all essential job functions and duties. From time to time, the Employer may also add other duties within the reasonable scope of the Employee's work. The Employee shall report to **MICHAEL SALAMAN, CO-FOUNDER/PRESIDENT**.

3. Compensation

As compensation for the services provided:

a. Employee shall be paid a base salary of **$300,000** per annum, which shall increase **10%** effective January 1 of each calendar year.
b. Employee shall receive a total of **40,000** shares of common stock over the contract term.
    a. 6,666 shares vesting December 21, 2021; 6,666 shares vesting June 21, 2022
    b. 6,667 shares vesting December 21, 2022; 6,667 shares vesting June 21, 2023
    c. 6,667 shares vesting December 21, 2023; 6,667 shares vesting June 21, 2024
c. Employer will provide Employee with a corporate expense account to be used for work related travel and expenses.
d. Employee shall receive $100,000 in a lump sum to dedicate to relocation to Denver, CO.
e. Employee shall be eligible for a discretionary performance cash bonus as determined by the Employee's Direct Report, Mr. Michael Salaman Co-Founder/President.

All payments shall be subject to mandatory employment deductions (State & Federal Taxes, Social Security, Medicare).

4. Benefits and Paid Time Off

The Employer currently offers medical, dental, vision, voluntary life/AD&D insurance, accident indemnity plan, critical illness plan, short-term disability, and 401K with employer match. Access to these benefits will be available on **July 1, 2021**, the first day of the month following commencement date of this agreement. The employer reserves the right to modify any paid time off policies.

Employee shall receive **three (3) weeks** of PTO (paid time off) in 2021 and **four (4) weeks** each subsequent year, to be used in that year.

The employer reserves the right to modify any paid time off policies.

5. Termination

It is the intention of both parties to form a long and mutually profitable relationship. This Agreement may be terminated by Executive by written Notice to the Company of his voluntary resignation. This Agreement may be terminated by the Company for Cause upon written Notice to the Executive. In the event that the Company terminates this Agreement without Cause, the Executive shall be entitled to receive six months' salary, and his pro rata portion of his bonus, shares options and benefits that would be earned in the preceding six-month period.

a. For purposes of this Agreement, "for Cause" shall be expressly defined as follows:
   i. Conviction of a felony or conviction of a crime of moral turpitude, in either case which causes serious economic injury or serious injury to the Employer's reputation; or,
   ii. Material breach of the Employees obligations under this Employment Agreement; or
   iii. Fraud or embezzlement; gross negligence or conduct which has caused or may cause serious and demonstrable injury to the Employer; or
   iv. Executive repeated and willful failure to follow three (3) direct lawful written orders from the CEO of the Employer, with the reasonable scope of Employees duties, which failure is not cured within thirty (30) days after receipt of each written notice specifically identifying said failure.

6. Non-Competition and Confidentiality

As an Employee, you will have access to confidential information that is the property of the Employer. You are not permitted to disclose this information outside of the Company.

During your time of Employment with the Employer, you may not engage in any work for another Employer that is related to or in competition with the Company. You will fully disclose to your Employer any other Employment relationships that you have, and you will be permitted to seek other employment provided that (a.) it does not detract from your ability to fulfill your duties, and (b.) you are not assisting another organization in competing with the employer.

It is further acknowledged that upon termination of your employment, you will not solicit business from any of the Employer's clients for a period of at least one (1) year.

7. Entirety

This contract represents the entire agreement between the two parties and supersedes any previous written or oral agreement. This agreement may be modified at any time, provided the written consent of both the Employer and the Employee.

8. Legal Authorization

The Employee agree that he or she is fully authorized to work in the United States and can provide proof of this with legal documentation. This documentation will be obtained by the Employer for legal records.

9. Severability

The parties agree that if any portion of this contract is found to be void or unenforceable, it shall be struck from the record and the remaining provisions will retain their full force and effect.

10. Jurisdiction

This contract shall be governed, interpreted, and construed in accordance with the laws of the state of Colorado.

In witness and agreement whereof, the Employer has executed this contract with due process through the authorization of official company agents and with the consent of the Employee, given here in writing.

GrowGeneration
WHERE THE PROS GO TO GROW

Employee Signature

5.26.21
Date

Company Official Signature

5-26-2021
Date

* Committed: Aug 2-6 VACATION IN FLORIDA.